(Translation)

JOINT VENTURE AGREEMENT

Article 1    Premise

1.
Upon mutual benefit, EnPing City JunTang Town Hang Sing Tai Agriculture Co. Ltd.  (“Party A”) and Macau EIJI Company Limited (“Party B”) hereby agree to enter into this joint venture agreement in accordance with the laws of Sino Foreign Joint Venture Enterprises of the People’s Republic of China and other relevant regulations.

Article 2    The Joint Venture Parties

2.	The Joint Venture Parties

Party A :	EnPing City JunTang Town Hang Sing Tai Agriculture Co. Ltd. Country of Registration : China
Address :	No. 1-3 First Floor, Jiang Zhou Shui Zha Office Building, No. 19 Jiang Zhou Yu Jiang Jun Road, Juntang Town, Enping City, Guangdong Province, China
Legal representative :  Mr. Fang Xiang Jun

Party B :	Macau EIJI Company Limited Country of Registration : Macau, China
Address :	Building A, First floor, No.51-53 B Pi La Street, Macau
Legal Representative :  Mr. Yong Guan Lu

Article 3    Establishment of the Joint Venture Company

3.
For mutual benefit, the Parties hereto agree to enter into a joint venture by setting up in Enping City, Guangdong Province, China a joint venture company, to be named as Jiang Men City Heng Sheng Tai Agriculture Development Co. Ltd. (“the JVCo”).

4.
The parties hereto as the legal persons jointly incorporate the JVCo in accordance with the laws of Sino Foreign Joint Venture Enterprises of the People’s Republic of China and other relevant regulations.

5.	The activities of the JVCo shall be carried out in compliance with the laws of the People’s Republic of China and other relevant regulations, and be subjected to its jurisdiction.

6.	The parties hereto shall share the risks, indebtedness and losses of the JVCo as well its profit.

Article 4    The Purpose of Joint Venture, the Scope and Scale of Business

7.
The objective of the joint venture is to advance the development of agricultural products to cater for the increasing domestic or overseas demand for the agricultural products, so as to gain economical benefits for both parties.

8.	The scope of business: to produce highly in demand agricultural products for domestic and overseas markets in order to its competitiveness in the international markets.

9.	The scale of business: to produce 12,708,333 kilograms of Hylocereus Undatus dried flowers per year.

Article 5     Method of Cooperation

10.	The parties hereto the method of cooperation as follows :-

(1)
The parties hereto shall deliberate on the tenure of the joint venture.  Party A shall provide its existing assets, resources (including factories, intellectual property and land usage rights, business operation right and benefits) (“Party A’s Assets and Rights”) as the consideration for this joint venture.

(2)
Party B shall provide a sum of US$600,000 as the registered capital required for the establishment of the JVCo and procure foreign modern technology for value adding, premium seedlings, as well as modern production technique and technology of A Power Agro Agriculture Development, Inc. as the consideration for this joint venture.

(3)	Party A shall have 25%, whereas Party B 75% of the equity interest in the JVCo, the parties hereto shall share the profit and loss of the JVCo in that ratio.

(4)	After the incorporation of the JVCo and upon the payment by Party B of the registered capital, Party A shall forthwith transfer and assign all Party A’s Assets and Rights to the JVCo.

11.	All plant and equipment to be purchased by Party B shall be first verified and approved by the relevant authorities.

12.
After verification and approval of the relevant authority of the sale and purchase agreements entered into by the JVCo and Party B for the purchase of the plant and equipment, the personnel of the JVCo shall within three months thereafter inspect and verify the purchased items and appoint Bank of China to liaise with the banker of Party B on the issuance of the necessary letters of credit.

13.	Party B shall ship all the purchased goods to a designated seaport within 6 months from the date of receipt of the letter of credit.

14.	The parties hereto shall abide by the time frame for allocating the land or capital, failing which the defaulting party shall bear all losses arising therefrom.

Article 6    The Responsibilities of the Parties

15.	Party A shall have the following responsibilities:

1.	To submit the necessary application to the relevant authorities for incorporation of the JVCo;

2.	To submit the necessary application to the relevant authorities for the use of land by the JVCo;

3.	To provide necessary facilities for the JVCo and to purchase locally the requisite plant and equipment;

4.	To facilitate purchase of raw materials, and to handle all applications for the supply of water, electricity, telephone and other communication connection;

5.	To handle procurement of workers, and to recommend requisite management and technical personnel for consideration for employment by the management of the JVCo;

6.	To deal with invitation for the expatriates personnel of the JVCo, and to arrange the necessary accommodation and transportation for such personnel.

7.	To assist in matters relating to the transportation of and related customs matter for the export of the products;

8.	To be responsible for the transportation of all equipment imported by Party B from the main ports in Guangdong Province to the project sites of the JVCo; and

9.	Other matters as agreed by the parties to be the responsibilities of Party A.

16.	Party B shall have the following responsibilities:

1.	To provide the necessary funding to meet the construction requirement of the JVCo;

2.	To fund the procurement of facilities, imported or sourced locally, and other technical know-how and technologies as required by the JVCo;

3.	To provide production technical know-how, operation and management manuals;

4.	To provide related global technical and market information;

5.	To provide technical training;

6.	To source from overseas those raw materials, parts and equipment that cannot be procured locally;

7.	To deliver all purchased equipment to a designated seaport according to the agreed schedule, and to be responsible for installation, commissioning and running of the equipment;

8.	To strive to the competitiveness of the products in international markets, and to increase the export volume so as to ensure JVCo’s attain a balanced foreign exchange and high economic return; and

9.	Other matters as agreed by the parties to be the responsibilities of Party B.

17.	If the JVCo suffers losses as a result of failure of any of the parties in carrying out its responsibilities, the defaulting party shall bear all losses arising therefrom.

Article 7    Shareholders’ Meeting & Board of Directors

18.	The shareholders’ meeting is the highest authority of the JVCo.

19.
The Board of directors shall consist of 5 members; 2 appointees from Party A and 3 from Party B. The Board shall have 1 chair person and 2 deputy chair persons, for tenure of 3 years. A director appointed by Party A shall be made the Chair person, whereas 2 directors appointed by Party B shall be made the deputy chair persons.

20.
The legal representative of the JVCo shall be selected at the shareholders’ meeting, and if the chair person for any reason is not able to carry out his duties, deputy chair person or other directors shall be empowered to represent the JVCo.

21.
The Board shall schedule to meet once a month on the 4th Monday of every month at Enping City of Guangdong Province, or at any other venue when necessary.   The Board of Directors may hold short notice meeting.   The meetings of the Board shall be chaired by the chair person or the deputy chair person or other director as directed by the chair person.

The chair person shall notify the directors of the date, venue and agenda for the meetings 3 weeks prior to the scheduled meetings.

22.
Director who is not able to attend any scheduled meeting may appoint proxy to attend the meeting in writing, and such proxy shall have the right of speech and voting right at the meetings, but such proxy shall not represent more than 1 absent director.

23.	The quorum for any meeting shall be two third of the members of the board.

24.	The meetings of the board of directors shall be conducted in a respectful, fair and just manner.

25.	The following matters shall require unanimous approval of the board of directors before tabling the same at the shareholders’ meeting :

1.	Amendment to the Constitution of the JVCo;

2.	Resolution of the JVCo;

3.	Increasing or transferring the registered capital of the JVCo; and

4.	Merger of the JVCo with other business entity.

Article 8    Operation and Management

26.
The management of the JVCo shall be responsible for the day to day administration and operation of the company.  The management shall consist of 1 General Manager, 1 Deputy General Manager and several other senior managers, the employment of same shall be decided by the board of directors, for tenure of 5 years.

27.	The duties and powers of the General Manager are as follows :

1.	To carry out the matters as directed in the company’s Constitution and the shareholders’ meetings;

2.	To nominate key persons for various departments of the company, and to recruit other personnel and to notify the board of directors of such employment;

3.	To formulate the company’s operation and management systems, and to deploy, direct, supervise and inspect the operation;

4.	To periodically submit report on work progress, financial and profit & loss report to the board of directors;

5.	To decide on maters relating to purchase of raw materials and parts & equipment, marketing of products, contracts for specific cooperation with others and cash flow financing;

6.	To monitor and adjust price fixing for the company’s products;

7.	To represent the JVCo in negotiation and signing of contracts;

8.	To hold management meetings and to execute the decisions made thereat;

9.	To resolve matters/problems raised by various departments of the company;

10.	To represent or appoint agent to represent the JVCo, as directed by the board of directors, in matters concerning the JVCo;

11.	To handle all disciplinary matters; and

12.	To handle all other matters within the ambit of duties of the General Manager.

28.	The duties and powers of the Deputy General Manager are as follows :

1.	To assist the General Manager in the operation and management of the JVCo;

2.	To take over the function of the General Manager, when the General Manager is absent;

3.	To represent the JVCo in business negotiation;

4.	To deal with conflicts arisen in the course of operation and other related problems; and

5.	To handle all other matters within the ambit of duties of the Deputy General Manager.

Article 9    Pre Development

29.
The board of directors shall decide on the grouping of personnel during the pre development stage of the JVCo.  All expenses incurred during the pre development stage shall be gradually billed into the cost of production over the years.

Article 10    Management of workers and Trade Union

30.
the JVCo shall abide by the laws of China and other rules and regulations as formulated by the governmental labour department on matters relating to employment, dismissal, wages, discipline, welfare of workers employed by the JVCo.

31.	The workers of the JVCo shall have to right to form trade union and organize activities thereof.

Article 11    Production and Marketing

32.
The board of directors shall at the end of each calendar year prepare the budget and plan for the following year for the rate of production, as well as the import and export, for execution by the heads of departments.  The budget and plan may be adjusted along the way according to market condition.

33.
For any purchase or procurement of material or equipment, priority must be given for such items to be sourced locally, taking into account the quality, specification and pricing of the items concerned.

34.
After due inspection has been carried out by China’s Export Goods Inspection Department, the agricultural products of the JVCo shall be exported directly according to the yearly plan for export.   The JVCo may also participate in Guangzhou Expo for purpose of exporting the products.

35.	In principle the JVCo shall export all the company’s products of export quality to attain a balance of payment in its imports and exports.

36.	Party A shall be responsible for marketing the products locally, whereas Party B shall be in charge of the export aspect, under the brand name of the JVCo.

37.
The pricing and quantum of exported products shall be fixed by taking into account the company’s balance of payment in foreign exchange and cost, and shall be adjusted according to the international market condition.

38.
The pricing and quantum of the products to be sold locally shall be fixed by the Board of Directors and implemented by the department concerned in accordance with the goods pricing policy set by the China Government.   As for the pricing of exported products, the General Manager shall decide whether it shall be fixed according to the international market condition or the transacted price at Guangzhou Expo.

Article 12    Financial System

39.
The board of directors shall formulate the company’s accounting system in accordance with the regulations set by the Finance Ministry of China, taking into consideration the requirement of the company.

40.
Various reports shall be submitted to the parties before the 10th of following calendar month, whereas year-end report shall be submitted at the end of the following month after the end of year, and audited by Chinese auditors appointed by the company.  All reports shall be extended to the relevant departments, including the statistics department, of the company for record purpose.

41.
The JVCo shall adopt ‘credit & debit’ method for keeping accounts, to be written in Chinese language and in Renminbi denomination and other currencies shall be converted to Renminbi at the rate published by Bank of China.   Currency used in trading shall be calculated based on trading exchange rate, whereas transmission of fund in and out of the country shall comply with the foreign exchange control regulations of China.

42.	The JVCo shall engage Chinese auditors for auditing of accounts, and such audited accounts shall be submitted to the shareholders’ meetings, the board of directors and the General Manager.

43.	The JVCo shall maintain Renminbi and foreign currency bank accounts with local branch of Bank of China.

Article 13    Taxation, Profit and Loss

44.	The JVCo shall pay taxes in accordance with the laws of taxation of China.

45.	The JVCo shall apply for tax reduction or exemption or rebate according to the laws.

46.	Parties hereto shall pay their respective taxes.

47.
The board of directors may decide to distribute net profit earned by the JVCo to the parties hereto according to the agreed ratio, after allocating provisions for reserves, workers’ welfare fund, incentive fund, company development fund and payment of taxes.

48.	Party B shall follow the exchange control regulations in repatriating its net profit from this joint venture.

49.	If the company incurs losses, such losses may be, as the shareholders’ meeting shall decide, replenished by utilizing the company’s reserves or be borne by the parties according to the agreed ratio.

Article 14    Approval, Commencement, Extension and Termination of this Agreement

50.
This Agreement shall be submitted for approval in accordance with the relevant regulations governing sino-foreign joint venture.   Thereafter the JVCo shall submit the approval letter to the Industrial and Commerce Administration Management Department for registration and issuance of business license, and simultaneously Party B shall register itself with the said Department. The tenure of operation of the JVCo shall commence from the date of issuance of the Business License.

51.
Should the shareholders decide to continue with the joint venture 6 months before the expiration of this joint venture, the shareholders may apply to the relevant authorities to extend the validity period of this joint venture.

52.	The JVCo may be dissolved during the currency of this joint venture if :-

1.	the company suffers severe financial losses and is not able to continue its operation as a result;

2.	a party hereto fails to fulfill its obligations herein, and the company is not able to continue its operation as a result;

3.	occurrence of natural disaster, war etc and the company suffers severe losses as a result; and

4.	the company fails to achieve its business objectives, and has no prospect of development.

5.	Despite much effort from both parties the situation is irreparable, the board of directors may submit application to the relevant authority for its early dissolution.

6.	If the company is dissolved due to the occurrence of the circumstance as stated in 1 and 2 herein, then the defaulting party shall compensate the other party for the losses it incurs as a result.

53.
If the company is to be dissolved during the currency of its term, the assets of the company shall be utilized for the purpose of payment of debts, taxes and other payables, and the balance thereof shall be distributed to the parties hereto in the agreed ratio.

54.	At the expiration of the tenure of this joint venture, this Agreement shall lapse automatically, and all the assets of the company shall be reverted to Party A without any condition attached thereto.

55.	Upon dissolution of the company, all books and records shall be kept by Party A.

Article 15   Amendment to this Agreement

56.	Any amendment to this Agreement shall require written consent of both parties, and be subject to approval of the relevant authority before taking effect.

Article 16    Insurance

57.	The company shall take out insurance coverage from the insurance companies licensed to operate in China.

Article 17     Brand Name and Trademark

58.
All products of the company shall be sold under the brand name and trademark of “APA” to be registered with Trademark Control Department of China.  If necessary such trademark shall be registered internationally.

Article 18    Applicable Laws

59.	This Agreement shall be governed in accordance with the laws of China.

Article 19    Disputes Resolution

60.	The parties hereto shall strive to resolve all disputes arising from this Agreement; if the disputes cannot be resolved through negotiation, then such disputes shall be referred to Arbitration.

61.	The arbitration shall take place in Shenzhen, and the dispute shall be settled by arbitration in accordance with the Rules of the China International Economic and Trade Arbitration Centre.

62.	The award of the Arbitrator shall be final and binding on the Parties.

63.	All expenses incurred in the arbitration shall be borne by the losing party.

64.	The terms of this Agreement, other than the part which is the subject matter of the arbitration, shall remain operational.

Article 20

65.
The General Manager shall forthwith inform Party B of the occurrence of force majeure or other matter of serious consequence, which will affect the performance of this Agreement, and shall deliver to Party B by registered air mail such written documents of such event.

66.	This Agreement and its attachments shall have the same legal force.

67.
This Agreement shall be in the Chinese Language and printed in 6 copies, of which each party shall have 2 copies each, and the relevant approving authorities each shall have 1 copy.  All copies shall have the same legal force.

Party A : EnPing City JunTang Town Hang Sing Tai Agriculture Co. Ltd.		Party B: Macau EIJI Company Limited

Legal Representative :	(signed)	Authorized Signatory :	(signed)
	(Fang Xiang Jun)		(Chan Bor Han)

Date : September 5, 2007		Date : September 5, 2007